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                                                                   EXHIBIT 10.28








                               CARDIOMETRICS, INC.

                        CHANGE IN CONTROL SEVERANCE PLAN

                                       AND

                            SUMMARY PLAN DESCRIPTION









                      Plan Effective Date: January 3, 1997





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                               CARDIOMETRICS, INC.
                        CHANGE IN CONTROL SEVERANCE PLAN
                                       AND
                            SUMMARY PLAN DESCRIPTION



The Cardiometrics, Inc. Change in Control Severance Plan (the "Plan") is primarily designed to provide eligible employees of Cardiometrics, Inc. (the "Company") whose employment is terminated on or after January 3, 1997 with separation pay in the event of an involuntary termination.

This Plan is designed to be an "employee welfare benefit plan," as defined in
Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the official plan document and the required summary plan description under ERISA.

ELIGIBILITY

You will be an Eligible Employee for purposes of receiving severance benefits under the Plan if:

       o      you are a regular, full-time employee of the Company;

       o your active employment is Involuntarily Terminated within the twelve (12) month period following a Change in Control;

       o you execute the General Release of All Claims (the "General Release"), a copy of which is attached as Exhibit A, within five
              (5) business days after your termination date or, if you are age forty (40) or over, you execute the General Release, a copy of which is attached as Exhibit B, within forty-five (45) business days after your termination; and

       o      you are not in one of the excluded categories listed below.

You are not eligible for severance benefits under this Plan if:

       o you are a temporary employee, part-time employee working fewer than 32 hours per week, probationary employee or student employee;

       o      you voluntarily terminate employment;

       o you are employed with a successor employer which directly or indirectly acquires (i) all or any portion of the assets or operations of the Company or any subsidiary, (ii) all or any portion of the outstanding capital stock of the Company, or (iii) fifty percent (50%) or more of the capital stock of any subsidiary of the Company. However, you would be eligible for severance benefits pursuant to the terms of the Plan upon a subsequent termination within 12 months following a Change in Control; or

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      o       you are dismissed for Cause, whether or not you already received notice of a termination which would otherwise qualify you for severance benefits.

II.      HOW THE PLAN WORKS

If you are eligible for severance benefits under the Plan, the amount of your severance pay will be determined in accordance with the guidelines set forth below, subject to the Golden Parachute Tax limitation set forth below. You will receive your severance pay in a lump-sum payment which will be made as soon as administratively practicable after the occurrence of the following events:

              o your Involuntary Termination within twelve months after a Change in Control;

              o      the Company's receipt of your executed General Release; and

              o the expiration of any rescission period applicable to your executed General Release.

                              Severance Guidelines

If your employment is Involuntarily Terminated within twelve (12) months after a Change in Control, you will be paid:

       o 100% of the Eligible Employee's Annual Base Pay, if the Eligible Employee was the President of the Company immediately before the Change in Control;

       o 50% of the Eligible Employee's Annual Base Pay, if the Eligible Employee was an officer (other than the President) of the Company immediately before the Change in Control;

       o 33-1/3% of the Eligible Employee's Annual Base Pay, if the Eligible Employee was a "director" or "manager" immediately before the Change in Control;

       o 25% of the Eligible Employee's Annual Base Pay, if the Eligible Employee was an exempt employee (other than an officer, director or manager) of the Company immediately before the Change in Control; or

       o 16 2/3% of the Eligible Employee's Annual Base Pay, if the Eligible Employee was a non-exempt employee of the Company immediately before the Change in Control.

Annual Base Pay generally means your base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the Change in Control and does not include, for example, bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.

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Cause means (A) conduct on the part of the employee that (1) results or is likely to result in material economic loss to the Company (or, if applicable, to the successor entity) and (2) is continued by the employee following the employee's receipt of a written request from the Company (or, if applicable, from the successor entity) to cease engaging in such conduct, or (B) willful misconduct or fraud on the part of the employee.

Change in Control shall be deemed to occur upon the consummation of any of the following transactions:

       1. a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company's incorporation; or

       2. the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

       3. any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

Involuntary Termination shall mean the termination of your employment with the
Company:

                     (A) involuntarily upon your discharge or dismissal other
              than for Cause, or

                     (B) voluntarily or involuntarily following (I) a reduction in your level of Annual Base Pay and any target bonus under non-discretionary and objective-standard incentive payment or bonus arrangement or (II) a change in your place of employment which is more than 50 miles from your place of employment prior to the change, provided and only if such change or reduction is effected without your written concurrence, or

                     (C) voluntarily or involuntarily in the case of an employee who was an officer, director or manager immediately before the applicable Change in Control, upon the employee's resignation following a change in the employee's position with the Company (or, if applicable, with the successor entity) that is effected without the employee's consent and materially reduces his or her level of responsibility or authority.

              Golden Parachute Tax Limitation

In the event that the cash severance payment you would receive under this Plan, when added to any other payments or benefits received by you, would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code ("Code") and (ii) be subject to the 20% excise tax imposed by Section 4999 of the Code, then your cash severance payment hereunder shall be limited to the lower of:

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                  your cash severance amount under Section II, or

                  such amount which would, when added to your other parachute payments, result in no portion of the compensation payable to you being subject to excise tax under Section 4999 of the Code.

No payments due you outside of this Plan shall be reduced by reason of this paragraph. Any determination required to make this adjustment shall be made in writing by the Company's independent public accountants or other outside auditors selected by the Company immediately prior to the change of control triggering the parachute payments, whose determination shall be binding upon you and the Company. You and the Company are obligated to furnish to the accountants such information and documents as the accountants may reasonably request. The Company shall bear all costs of engaging the accountants in connection with these calculations.

III.     OTHER IMPORTANT INFORMATION

Plan Administration. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per participant. Any determination by the Plan Administrator will be final and conclusive upon all persons.

Benefits. When benefits are due, they will be paid from the general assets of the Company. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program communicated to you in writing.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety
(90) days of your termination. You will be notified of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If your claim is denied, the notification will state specific reasons for the denial and you will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator. This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments. Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Plan Administrator will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review.

Plan Terms. Except as otherwise set forth herein, this Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company for the purpose of paying benefits upon a termination following a Change in Control, including pursuant to employment agreement or offer letter. Nothing in this Plan shall affect an employee's right to severance benefits under circumstances




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not involving a termination following a Change in Control. In no event, however, shall any individual receive severance benefits under both this Plan and any other separation, severance pay and salary continuation program, plan or other arrangement with the Company.

Plan Amendment or Termination. The Company reserves the right to terminate or amend the Plan at any time upon the vote of a two-thirds majority of the Board of Directors; provided, however, that no amendment may be made after the occurrence of a Change in Control. Any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.

Taxes. The Company will withhold all applicable taxes and other payroll deductions from any severance payment.

No Right To Employment. This Plan does not provide you with any right to continue employment with the Company or affect the Company's right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

       1. Examine, without charge, at the Plan Administrator's office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor.

       2. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

       3. File suit in a federal court, if you, as a participant, request materials and do not receive them within thirty (30) days of your request. In such a case, the court may require the Plan Administrator to provide the materials and to pay you a fine of up to $100 for each day's delay until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries") have a duty to do so prudently and in the interest of the Company's employees who are covered by the Plan.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.


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If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to file suit in a federal or a state court. If Plan fiduciaries are misusing the Plan's assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a federal court. The court will decide who will pay court costs and legal fees. If you are successful in your lawsuit, the court may, if it so decides, order the party you have sued to pay your legal costs, including attorney fees. However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.


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                           ADDITIONAL PLAN INFORMATION

===============================================================================================
Name of Plan:                      Cardiometrics, Inc. Change in Control Severance Plan
-----------------------------------------------------------------------------------------------
Company Sponsoring                 Cardiometrics, Inc.
Plan:                              645 Clyde Avenue
                                   Mountain View, California 94043
-----------------------------------------------------------------------------------------------
Employer Identification            77-0095687
Number:
-----------------------------------------------------------------------------------------------
Plan Number:                       504
-----------------------------------------------------------------------------------------------
Plan Year:                         The calendar year; the first plan year is a short plan year starting January 3, 1997 and ending December 31, 1997
-----------------------------------------------------------------------------------------------
Plan Administrator:                Cardiometrics, Inc.
                                   645 Clyde Avenue
                                   Mountain View, California 94043
                                   (415) 961-6993
-----------------------------------------------------------------------------------------------
Agent for Service of               Plan Administrator
Legal Process:
-----------------------------------------------------------------------------------------------
Type of Plan:                      Severance Plan/Employee Welfare Benefit Plan
-----------------------------------------------------------------------------------------------
Plan Costs:                        The cost of the Plan is paid by Cardiometrics, Inc.
===============================================================================================


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
                                    EXHIBIT A
                          GENERAL RELEASE OF ALL CLAIMS

                  In consideration of the severance benefits to be paid to me by Cardiometrics, Inc. in accordance with the terms of the Cardiometrics, Inc. Change in Control Severance Plan, a copy of which has been given to me, I hereby fully and forever release and discharge Cardiometrics, Inc., its officers, directors, agents, employees, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called "Cardiometrics") from all claims and causes of action arising out of or relating in any way to my employment with Cardiometrics including the termination of my employment.

                  1. I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, California Labor Code Section 1197.5, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other state and federal laws and regulations relating to employment or employment discrimination. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against Cardiometrics relating to employment discrimination.

                  2. I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or Cardiometrics.

                  3. In addition, and in further consideration of the foregoing, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                  4. I hereby acknowledge that I have read and understand the foregoing RELEASE and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this RELEASE and to consult with an attorney of my own choosing concerning the waivers contained in this RELEASE, that I have done so and that the waivers made herein are knowing, conscious and with full appreciation that I am forever foreclosed from pursing any of the rights so waived.

                  Executed this _____ day of ___________, 199__.


                         _____________________________
                                    Employee


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                                    EXHIBIT B
                          GENERAL RELEASE OF ALL CLAIMS

                  In consideration of the severance benefits to be paid to me by Cardiometrics, Inc. in accordance with the terms of the Cardiometrics, Inc. Change in Control Severance Plan (the "Plan"), a copy of which has been given to me, I hereby fully and forever release and discharge Cardiometrics, Inc., its officers, directors, agents, employees, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called "Cardiometrics") from all claims and causes of action arising out of or relating in any way to my employment with Cardiometrics including the termination of my employment.

                  1. I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, California Labor Code Section 1197.5, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other state and federal laws and regulations relating to employment or employment discrimination. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against Cardiometrics relating to employment discrimination.

                  2. I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or Cardiometrics.

                  3. In addition, and in further consideration of the foregoing, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                  4. I understand that I may have forty-five (45) days after receipt of this RELEASE within which I may review and consider, discuss with an attorney of my own choosing, and decide to execute or not execute it. I also understand for a period of seven (7) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until seven
(7) days after I sign it, and only then if I do not revoke it. In order to revokes this RELEASE, I must deliver to the Chief Executive Officer, by no later than seven (7) days after I execute this RELEASE, a letter stating that I am revoking it.

                          a. I understand that if I choose to revoke this
RELEASE within seven (7) days after I sign it, any severance benefits which I would otherwise be entitled to receive, will not be due and payable, and the RELEASE will have no effect. If I do not elect to sign this RELEASE, I understand that I will not receive any severance benefits under this Plan or any other plan.

                          b. The following information is attached to this
RELEASE and has been provided to me:


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                     a. Attachment "A" to this RELEASE is a copy of the Plan
              which contains the eligibility requirements and time limits applicable to the Plan.

                     b. If applicable, Attachment "B" to this RELEASE contains
              the job titles and ages of all individuals selected for termination under the Plan and the job titles and ages of all individuals in the same job classification or organizational unit who are not selected for termination under such Plan.

                        EMPLOYEE'S ACCEPTANCE OF RELEASE

              5. BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.


                  Executed this _____ day of ___________, 199__.


                         ______________________________
                                    Employee